CONSENT OF INDEPENDENT AUDITORS

Lord Abbett Developing Growth Fund, Inc.:

We consent to the incorporation by reference in Post-Effective Amendment No. 31 to Registration Statement No. 2-62797 of our report dated March 12, 1999 appearing in the Annual Report to Shareholders for the year ended January 31, 1999, and to the references to us under the caption "Financial Highlights" in the Prospectus and under the captions "Investment Advisory and Other Services" and "Financial Statements" appearing in the Statement of Additional Information, both of which are part of such Registration Statement.

DELOITTE & TOUCHE LLP
New York, New York
May 26, 1999